EX-35.1
(logo) CENLAR
CENTRAL LOAN ADMINISTRATION & REPORTING


SERVICER COMPLIANCE STATEMENT (ITEM 1123)

Cenlar FSB


The undersigned, a duly authorized officer of Cenlar FSB, as servicer (the "Servicer") pursuant to the applicable servicing agreements governing the securities listed on Exhibit A, does hereby certify that:

1. A review of the Servicer's activities during the calendar year 2012 (the "Reporting Period") and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of February 2013.


/s/ Michael Blair
Name: Michael Blair
Title: Senior Vice President


Exhibit A
Securities Covered in Cenlar FSB's Servicer Compliance Statement 1123:
Redwood Trust, Inc.


Investor   Issuer                 Security     *Period Subserviced by Cenlar FSB
HO6        Redwood Trust, Inc.    SEMT 2012-1    1/1 to 12/31/12
K06        Redwood Trust, Inc.    SEMT 2012-2    3/1 to 12/31/12
L06        Redwood Trust, Inc.    SEMT 2012-3    6/1 to 12/31/12
Z06        Redwood Trust, Inc.    SEMT 2012-4    9/1 to 12/31/12
Y06        Redwood Trust, Inc.    SEMT 2012-5   10/1 to 12/31/12
RW0        Redwood Trust, Inc.    SEMT 2012-6   11/1 to 12/31/12